EXHIBIT 99.2

September 10, 2003

Via telefax:  952-947-8711

Mr. Steven B. Ratoff
Chairman of the Board
CIMA Labs Inc.
10000 Valley View Road
Eden Prairie, MN 55344

Dear Steven:

     As we have discussed, we are disappointed with the CIMA Board’s decision not to negotiate with us with respect to our offer of $26.00 per share in cash. We continue to believe that our original proposal was “superior” to the current agreement with aaiPharma Inc.

     Our understanding of the aaiPharma merger agreement is that CIMA is permitted to engage in discussions or negotiations with us if the CIMA Board concludes in good faith that there is a “reasonable likelihood that [our proposal] would reasonably be expected to result in a Superior Proposal.” As I indicated to you when we last spoke, we also would consider modifying our proposal to allow CIMA shareholders to choose between cash, Cephalon stock, or a combination thereof. We remain flexible with our offer and strongly believe that we can negotiate a proposal that could result in a superior outcome for the CIMA shareholders.

     I strongly urge you and the CIMA Board of Directors to negotiate with us to that end. We are prepared to work with CIMA and its advisors to finalize an agreement expeditiously. I look forward to your response. Please contact me at 610-738-6103.

Warmest regards,

/s/ Frank Baldino, Jr

Frank Baldino, Jr., Ph.D. Chairman and Chief Executive Officer

FB

Cephalon, Inc. • 145 Brandywine Parkway • West Chester, PA 19380-4245 • (610) 344-0200 • Fax (610) 344-0065